EXHIBIT 4-K

FORD INTEREST ADVANTAGE

TERMS AND CONDITIONS

The Ford Interest Advantage Terms and Conditions (“Ford Interest Advantage” or the “Program”) has been established by Ford Motor Credit Company LLC to provide investors with a convenient means of making investments in floating rate demand notes of Ford Motor Credit Company LLC.

I.              Definitions

As hereinafter used:

1.	“Investment Application” shall have the meaning set forth in paragraph II hereof.

2.	“Investment Register” shall have the meaning set forth in paragraph II hereof.

3.	“Agent Bank” shall have the meaning set forth in paragraph VII hereof.

4.	“Base Rate” shall have the meaning set forth in paragraph IV hereof.

5.	“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which the Agent Bank is authorized or obligated by law to close.

6.	“Committee” shall have the meaning set forth in paragraph VIII hereof.

7.	“Company” shall mean Ford Motor Credit Company LLC, a Delaware limited liability company.

8.	“Federal Funds” shall mean amounts deposited in a Federal Reserve Bank which are capable of being transferred electronically among member institutions of the Federal Reserve System and which have good value on the date of such transfer.

9.	“Incremental Rate” shall have the meaning set forth in paragraph IV hereof.

10.	“Indenture” shall have the meaning set forth in paragraph VI hereof.

11.	"Money Fund Report" shall mean the report titled ImoneyNet Money Fund Averages™ published weekly by EPFR, Inc., or any successor thereto designated by the Company, which reports the most recent seven-day average yield (non-compounded) for all taxable money funds.

12.	"Notes” shall mean the non-transferable floating rate demand notes of the Company issued as a global security pursuant to and in accordance with the terms, conditions and provisions of the Indenture, as in effect from time to time.

13.	“Participating Investor” shall mean a person, firm, corporation, limited liability company, trust, partnership, or association having a Program Investment registered in his, her or its name.

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14.	“Program Investment” shall mean a Participating Investor's aggregate investment in the Notes pursuant to the Program as recorded on the Investment Register.

15.	“Program Investment Balance” shall have the meaning set forth in paragraph II hereof.

16.	“Registered Investment Address” shall have the meaning set forth in paragraph II hereof.

17.	“Registered Investment Owner” shall mean the Participating Investor, a trust established for the benefit of such participating Investor, or in the case of a joint Program Investment, persons, firms, corporations, limited liability companies, trusts, partnerships, or associations who have been designated by the Participating Investor as having a joint interest in the Program Investment, all as recorded on the Investment Register.

18.	“Signature Guarantee” shall have the meaning set forth in paragraph V hereof.

19.	“Trustee” shall have the meaning set forth in paragraph VI hereof.

II.	Establishment of Program Investments; Investment Register

Subject to such limitations or regulations as the Company from time to time may prescribe, an investor may establish and maintain one or more of the following types of investments: individual investments; joint investments; investments by a firm, corporation, limited liability company, partnership or association; trust investments; custodial investments pursuant to the applicable Uniform Gifts to Minors Act of the state in which the investor resides; and such other categories of investments as the Company from time to time may determine in its sole discretion. Program Investments shall be established by the investor (i) delivering to the Company or to the Agent Bank, as the Company from time to time may designate, a properly executed application (the “Investment Application") which shall require such information and provide such elections as the Company from time to time may determine, together with such other forms and undertakings as may be determined by the Company from time to time, and (ii) making an investment by check (either by physical delivery of the check by mail or by electronic delivery by remote capture on a mobile electronic device and sent via the Mobile App if the Company permits such electronic delivery of an initial investment check at the time of such investment) concurrently with delivery of the Investment Application, or making an investment by any other method which the Company from time to time may determine. Any elections made in or pursuant to the Investment Application shall be deemed to be made by all joint owners with respect to the applicable investment, whether a joint owner at the time the election was made or added as a joint owner at a later time, and all terms, conditions or other consequences of such elections described in the Investment Application or these Terms and Conditions shall be binding upon all such joint owners.

The Agent Bank shall maintain a listing (the “Investment Register”) setting forth such information regarding each Program Investment as the Company from time to time may determine, including but not limited to the name of the Participating Investor, his or her social security number or, if a firm, corporation, limited liability company, partnership, or association, its Tax Identification Number, the names of other Registered Investment Owners, if any, the address to which notices under the Program are to be sent (the “Registered Investment Address”), the amounts credited to the Program Investment from time to time after deducting amounts debited from the Program Investment from time to time (the “Program Investment Balance”) and accrued and unpaid interest on the Program Investment Balance.

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III.	Investment under the Program; Issuance of Notes

All investments under the Program by a Participating Investor shall be recorded by the Agent Bank as a Program Investment of such Participating Investor. Notes relating to all Program Investments shall be issued as global certificates under the Indenture between the Company and the Trustee, as amended or supplemented from time to time in accordance with the terms thereof. The global certificates will be deposited with a depositary appointed by the Company, and a record of all beneficial interests in the global certificates corresponding to each Program Investment will be maintained by the depositary or the Agent Bank.

The principal amount of each Note issued to a Participating Investor under the Program shall at all times be equal to the Program Investment Balance in such investor’s Program Investment and shall bear interest from time to time at the rate provided for in paragraph IV hereof.

Subject to such limitations and requirements as the Company from time to time may determine, a Participating Investor may make investments under the Program from time to time by delivering to the Agent Bank a check for the amount of the investment. Investments by check may be made by physical delivery of the check by mailing it to the Agent Bank or, in the discretion of the Company and subject to such limitations and requirements as the Company from time to time may determine, by electronic capture of the check and transmitting such electronic capture through the Program website or via a Program Mobile App. Investments by check shall be credited to a Participating Investor’s Program Investment no later than the first Business Day following the Business Day on which the check investment shall be received (either by mail or electronic delivery, if permitted) by the Agent Bank in proper form. Interest shall begin to accrue on such check investment as of the Business Day such check investment shall have been credited to the applicable Program Investment. Anything herein to the contrary notwithstanding, checks shall be accepted for investment under the Program subject to collection at full face value and must be drawn on a U.S. bank payable in U.S. dollars. Amounts invested by check may not be redeemed from a Program Investment for a period of five (5) business days following receipt of the check investment in proper form by the Agent Bank or such shorter or longer time as shall be determined from time to time by the Company.

Subject to such limitations and requirements as the Company from time to time may determine, a Participating Investor may make investments under the Program from time to time by electronic transfer of funds to the Agent Bank in the amount of the investment. Investments under the Program by electronic transfer of funds other than by wire transfer shall be credited to a Participating Investor’s Program Investment no later than the fifth Business Day following the Business Day on which the investment shall be received by the Agent Bank in proper form. Investments under the Program by wire transfer of funds shall be credited to a Participating Investor’s Program Investment no later than the Business Day next following the Business Day on which the investment shall be received by the Agent Bank in proper form. Interest shall begin to accrue on such investment at such time as the investment shall have been credited to the Participating Investor's Program Investment. Anything herein to the contrary notwithstanding, neither the Company nor the Agent Bank shall assume any responsibility for delays in the crediting of investments by electronic transfer resulting from delays in funds wiring systems.

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Investments under the Program may be made by such further methods and subject to such limitations and requirements as the Company from time to time may determine.

IV.	Interest Rate

Each Note shall earn interest at a floating rate per annum equal to the most recent seven-day average yield (non-compounded), expressed as a percentage, for all taxable money funds listed weekly in the Money Fund Report plus at least 1/4 of one percentage point (the "Base Rate"). In addition, the Company may from time to time, at its sole discretion, increase the rate of interest earned on the Notes by adding a per annum percentage to the Base Rate (such percentage added to the Base Rate is hereinafter called the "Incremental Rate"). The amount of any Incremental Rate as applicable to the Program Investment Balance of any Participating Investor shall be determined by the Company in its sole discretion and may be determined on the basis of the daily balance of such Program Investment or any such other basis as shall be determined by the Company and may be changed in whole or in part at any time at the Company's discretion. Different incremental rates may be payable to different investors based on such factors as the Company may determine it is sole discretion. Payment of incremental rates may be discontinued at any time. The Base Rate shall be determined as of the next following Monday each time a new seven-day average yield (non-compounded), expressed as a percentage, for all taxable money funds listed in Money Fund Report is reported therein. The new Base Rate so determined shall become effective, together with any Incremental Rate determined by the Company, on such next following Monday unless such next following Monday is a federal holiday or a day on which the Agent Bank is otherwise authorized or obligated by law to close, in which case the new Base Rate so determined shall become effective, together with any Incremental Rate determined by the Company, on the next business day after such next following Monday. In the event Money Fund Report is not published in any week, or in the event the seven-day average yield for all taxable money funds normally reported therein is not reported in Money Fund Report for any week, then the Base Rate most recently in effect shall continue in effect until such seven-day average yield is next reported. If Money Fund Report ceases to be published, or ceases permanently to set forth seven-day average yields for taxable money funds on a basis comparable to that available at the date the Program first becomes effective, an approximately equivalent effective interest rate shall be selected as the Base Rate based on a formula determined by the Company and communicated to Participating Investors in sufficient time before the effective date thereof, to permit redemptions at the previously effective interest rate.

Interest on each Note shall accrue daily and shall be credited to the principal amount of such Note as of the last day of each calendar month.

V.	Redemption of Notes; Termination of Program Investments

Subject to the provisions of this paragraph V, each Registered Investment Owner may redeem all or part of the principal amount of the Note representing amounts credited to such Registered Investment Owner's Program Investment at any time and from time to time as provided in the following paragraphs, or by such other methods and subject to such limitations and requirements as the Company from time to time may determine. The Company may impose such controls on any method of redemption as are deemed necessary to prevent fraud and otherwise protect investors against unauthorized redemptions.

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A Registered Investment Owner of a Program Investment may at any time redeem all or part of the principal amount of a Note by writing a check drawn against all or part of the Registered Investment Balance (the "Check Redemption Option"). Any redemption of a Program Investment Balance by redemption check may be in any amount not less than $250 (or such other minimum amount as the Company from time to time may determine for all investors under the Program or categories thereof) and shall be signed by a Registered Investment Owner of the Program Investment. The Company may, in its sole discretion, accept for payment redemption checks in an amount less than $250 and may assess a fee for processing of such checks.

Upon presentment of a properly executed redemption check meeting the requirements hereof, the Agent Bank will debit the amount of the redemption check from the Program Investment Balance and shall pay the proceeds thereof to the presenter of the check. Interest on the amount of such redemption check shall continue to accrue to but not including the Business Day on which the redemption check is presented for payment to the Agent Bank. A redemption check for the amount greater than the Program Investment Balance at the time of presentment for payment shall not be honored by the Agent Bank.

Anything herein to the contrary notwithstanding, (i) the availability of the option to redeem Notes by redemption check shall not create a checking or other bank account or a depositor or banking relationship with the Company or the Agent Bank, and (ii) the Company may at any time and from time to time modify, suspend or terminate the provisions hereof permitting redemption of Notes by redemption check.

A Participating Investor may at any time redeem all or part of the principal amount of a Note (i) by written request to the Agent Bank or, (ii) by writing a Redemption Check as described above if the Participating Investor has been issued redemption checks, (iii) by telephone request for redemption by bank check in such form and subject to such regulations as the Company from time to time may prescribe, (iv) by utilizing the external transfer or bill pay functions provided on the Program website or any Program Mobile App, subject to such limitations and requirements as the Company from time to time may determine, which limitations and requirements may be modified by the Company at any time and from time to time or, (v) by such other means as shall be agreed by the Company in its sole discretion. In the event of a request for Redemption by Bank Check, the redemption proceeds shall be paid by bank check and delivered in accordance with the redemption request as soon as practicable following receipt of a redemption request in proper form. Written requests for redemption by bank check shall be signed by the Participating Investor or one of the other Registered Investment Owners of the Program Investment. Unless the Participating Investor shall have signature specimens on file with the Agent bank as a result of being issued redemption checks, each such written redemption request also shall be accompanied by Signature Guarantees for all required signatures unless such requirement has been waived by the Company in its sole discretion, in which case the investor’s signature on the request must be notarized. For purposes of the Program, a Signature Guarantee ("Signature Guarantee") shall mean a guarantee of signature executed by an authorized signatory of a U.S. commercial bank or Trust Company or member of any national or regional stock exchange or such other financial institution or other source as the Company may in its discretion determine to be acceptable for this purpose. Redemption proceeds by bank check (i) shall be mailed only to the Registered Investment Address or to the bank account designated in the Investment Application or designated in a subsequent written notice or (ii) shall be delivered to the Participating Investor or other Registered Investment Owner in person or at the office of the Agent Bank. By participating in the Program and requesting the Redemption by Bank Check Option, the Registered Investment Owners thereby authorize the Agent Bank to effect redemptions by bank check from Program Investments pursuant to redemption instructions received from any person or persons representing themselves to be authorized to deliver such redemption instructions. The records maintained by the Agent Bank with regard to such instructions shall be conclusive and binding on all Registered Investment Owners of the respective Program Investment. Interest on the amount of the redemption shall continue to accrue to but not including the Business day the Agent Bank prepares the bank check.

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Subject to such regulations as the Company from time to time may prescribe and if the Redemption by Electronic Transfer Option shall have been elected, a Participating Investor may at any time redeem all or part of the principal amount of a Note by telephone or secure electronic or written request for electronic transfer of Federal Funds, to an account in a commercial bank, the number of which shall have been designated by the investor on the related Investment Application, in a subsequent written request, or on the Program website or Program Mobile App. Written requests for redemption by electronic transfer of Federal Funds shall be signed by the Participating Investor and all other Registered Investment Owners of the Program Investment. Any new election of or change to such predesignated bank account must be requested in writing accompanied by Signature Guarantees for all Registered Investment Owners unless such requirement has been waived by the Company in its sole discretion, in which case the investor’s signature on the request must be notarized. Any redemption of amounts included in a Program Investment Balance by electronic transfer of Federal Funds may be in any amount not less than $1,000 (or such other minimum amount as the Company from time to time may determine). By electing the Redemption by Electronic Transfer Option, the Registered Investment Owners thereby authorize the Agent Bank to effect redemptions of the Note by electronic transfer of Federal Funds pursuant to telephone or written redemption instructions received from any person or persons representing themselves to be authorized to deliver such redemption instructions. No signature Guarantees shall be required in connection with redemption instructions for redemption by electronic transfer of Federal Funds to the predesignated bank account. The records maintained by the Agent Bank with regard to such instructions shall be conclusive and binding on all Registered Investment Owners of the Program Investment. Redemption proceeds distributed pursuant to an electronic redemption request shall be sent by the Agent Bank as soon as practicable to the predesignated bank account following receipt of such request in proper form. Interest on the amount of such electronic redemption shall continue to accrue to but not including the Business day the Agent Bank transfers the redemption proceeds.

Anything herein to the contrary notwithstanding (i) neither the Company nor the Agent Bank assumes any responsibility for delays in the crediting of redemption proceeds upon redemption by electronic transfer of Federal Funds resulting from delays in the funds wiring system or for the authenticity of expedited redemption instructions, and (ii) the Company may modify, terminate or suspend at any time and from time to time provisions of the Program permitting redemption of Notes pursuant to the Redemption by Electronic Transfer Option.

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Subject to such regulations as the Company from time to time may prescribe, a Participating Investor may at any time elect to use the on-line Bill Payment Service to redeem all or part of the principal amount of a Note by directing the Agent Bank to deliver the redemption proceeds to any person or entity designated by the Participating Investor to receive such redemption proceeds. To elect to use the on-line Bill Payment Service, the Participating Investor must access the feature on the Program website and provide the name and account information of such persons or entities to which the Participating Investor intends to direct the Agent Bank to deliver such funds through the Bill Payment Service. In the event of a request for redemption through the Bill Payment Service, the redemption proceeds shall be paid by bank check and delivered in accordance with the redemption request on or about the date specified in such request in proper form. By electing to participate in the Bill Payment Service, the Participating Investor is agreeing to allow such redemption and no other signatures are required to effect such redemptions. By participating in the Program and electing to use the Bill Payment Service, the Registered Investment Owners thereby authorize the Agent Bank to effect redemptions by bank check from Program Investments pursuant to redemption instructions received from any person or persons representing themselves to be authorized to deliver such redemption instructions. The Company and the Agent Bank shall be authorized to assume that any person logging onto the Program website using the Participating Investor’s on-line ID and Password are authorized to deliver redemption instructions through the Bill Payment Service. Any redemption of amounts included in a Program Investment Balance by or through the Bill Payment Service may be in any amount not less than $250 (or such other minimum amount as the Company from time to time may determine).The records maintained by the Agent Bank with regard to such instructions shall be conclusive and binding on all Registered Investment Owners of the respective Program Investment. Interest on the amount of the redemption shall continue to accrue to but not including the Business day the Agent Bank prepares the bank check.

With respect to any Program Investment which shall have a Program Investment Balance of less than $1,000 (or such other amount as the Company from time to time may determine) the Company shall have the right, after ten (10) days following the mailing of a written notice to the Participating Investor, to terminate such Participating Investor's participation in the Program, to redeem the principal amount of the Note together with accrued and unpaid interest thereon, to mail the proceeds thereof to the Registered Investment Owners as their registered interests shall appear at the Registered Investment Address and to terminate the Program Investment.

The Company also reserves the right to redeem any Program Investment as to which the redemption provisions or other provisions of the Program are determined by the Company, in its sole discretion, to have been abused, or for such other reason as the Company may determine. In such instances the Company may decline to accept future investments from any Registered Investment Owner associated with such Program Investment.

The Company also shall have the right to redeem any Note, together with accrued and unpaid interest thereon, and to terminate the related Program Investment in the event the Program is suspended or terminated pursuant to paragraph XI hereof.

A participating Investor may elect voluntarily to terminate participation in the Program and close a Program Investment by notice to the Agent Bank. Upon election by a Participating Investor to terminate participation in the Program, all amounts credited to the principal amount of the Note held by such investor, together with accrued and unpaid interest to but not including the Business Day next following the effective date of such termination, shall be paid to the Registered Investment Owners as their registered interests shall appear.

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VI.	Trustee

The Company shall appoint one or more corporations to act as trustee (the "Trustee") for Notes issued pursuant to the Program and shall enter into an indenture (the "Indenture") with such corporation or corporations which meet the requirements of the U. S. Trust Indenture Act of 1939. Subject to the requirements of the Indenture, the Company and the Trustee may amend or supplement the Indenture from time to time.

VII.	Agent Bank

The Company shall appoint one or more banks or corporations to act as agent under the Program (the "Agent Bank") and at any time may remove the Agent Bank and appoint a successor Agent Bank. The Company may without reference to or any action by any Participating Investor or other Registered Investment Owner, enter into such agreement or further agreements and take such other steps and execute such other instruments as the Company in its sole discretion may deem necessary or desirable to carry the Program into effect or to facilitate its administration.

VIII.	Committee

The Company shall create a Ford Interest Advantage Committee (the "Committee") consisting of at least three members. The Company shall from time to time designate the members of the Committee and an alternate for each of such members, who shall have full power to act in the absence or inability to act of such member. The Committee shall act by a majority of its members, with or without a meeting.

The duly appointed manager or managers responsible for the operation of the Ford Interest Advantage program will oversee the conduct of business provided for under the Program. Such management is responsible for the conduct of day-to-day business operations, development of policies required to meet changing business conditions, and revisions to operating procedures required by the general business purposes of the Company, consistent with the provisions of the Indenture. When substantial changes to the structure of the Program are considered, or where questions arise requiring interpretation of the provisions of the Program, management may consult the Committee.

In such circumstances, the Committee shall have full power and authority to direct the administration of the Program, to interpret its provisions, to adopt forms of use thereunder, to adopt rules and regulations in connection therewith and to make the determinations thereunder provided for it to be made. Any interpretation of the provisions of the Program by the Committee shall be final and conclusive, and shall bind and may be relied on by all parties in interest to the Program.

No member of the Committee or alternate for a member or a director, officer or employee of the Company shall be liable for any action or failure to act under or in connection with the Program, except for his own bad faith. Each director, officer or employee of the Company who is or shall have been designated to act on behalf of the Company and each person who is or shall have been a member of the Committee or an alternate for a member, as such, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by him in settlement thereof (with the Company's written approval) or paid by him in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of his bad faith; subject, however to the condition that, upon the assertion or institution of any such claim, action, suit or proceeding against him, he shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

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IX.	Program Investment Statements

As soon as practicable after the end of each calendar quarter, or such other period as may be determined from time to time by the Company, there shall be furnished with respect to each Program Investment a statement setting forth a summary of all transactions in such Program Investment during such quarter, or other period, including beginning and ending Program Investment Balances, interest credited, and such additional information as the Company from time to time may determine. The Company may also elect in its sole discretion to furnish a statement after the end of any calendar month in which a transaction occurs setting forth a summary of all transactions in such Program Investment during such calendar month. Any statements shall be deemed to have been accepted by the Participating Investor and other Registered Investment Owners as correct unless written notice to the contrary shall be received by the Agent Bank within 30 days after the mailing of such statement to the Registered Investment Address or posting such statements to the website if the Participating Investor has elected to receive statement through the eStatements function of the Program website.

X.	Notices, etc.

All notices, statements and other communications from the Agent Bank or the Company to a Participating Investor or other Registered Investment Owner shall be deemed to have been duly given, furnished, delivered or transmitted, as the case may be, when delivered to (or when mailed to) the most recent Registered Investment Address.

All notices, instructions and other communications from a Participating Investor or other Registered Investment Owner to the Company or Agent Bank required or permitted hereunder (including without limitation Investment Applications and changes and terminations thereof and redemption requests) shall be in the respective forms from time to time prescribed therefor by the Company, shall be mailed by first-class mail or delivered to such location as shall be specified in regulations and upon forms prescribed by the Company and shall be deemed to have been duly given and delivered upon receipt by the Company or the Agent Bank, as the case may be, at such location.

From time to time as necessary to facilitate the administration of the Program, the Company, the Agent Bank, the Trustee and the Committee shall deliver to each other copies or consolidations of such notices, instructions or other communications in respect of the Program as it may receive from Participating Investors and Registered Investment Owners.

XI.	Termination, Suspension and Modification

The Company may terminate the Program at any time or, from time to time, suspend or modify any provision thereof. The Company may at any time or from time to time terminate or modify the Program or suspend for any period the operation of any provision thereof in respect of any investors located in one or more jurisdictions. Any such termination, modification or suspension of the Program may affect participants in the Program at the time thereof, as well as future participants, but may not affect the rights of a Participating Investor unless such proposed action shall have been communicated to such Participating Investor in sufficient time prior to the effective date thereof to permit such Participating Investor to redeem amounts credited to a Program Investment together with accrued and unpaid interest in accordance with the terms of the Program in effect prior to the effective date of such termination, modification or suspension.

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Anything herein to the contrary notwithstanding, no such termination or modification of the Program or suspension of any provision thereof may diminish the principal amount of any Note, or accrued and unpaid interest thereon.

XII.	Miscellaneous

Each Participating Investor shall, upon request, be given a copy of the Program as in effect at the time, and by participating shall be deemed to accept and agree to all the provisions of the Program.

The records of the Company, the Agent Bank, the Trustee and the Committee shall be conclusive in respect of all matters involved in the administration of the Program.

All expenses of administering the Program, including without limitation the fees of the Agent Bank and the Trustee and other expenses charged or incurred by the Agent Bank and the Trustee shall be borne by the Company. No charge or penalty shall be imposed by the Company, the Agent Bank or the Trustee against any Program Investment or Registered Investment Owner solely by reason of participation in the Program; provided, however, that the Company the Agent Bank and the Trustee shall have no liability for any cost incurred by a Registered Investment Owner including, but not limited to, costs incurred in obtaining required Signature Guarantees or in connection with the wiring of funds to make investments under the Program. The Company may also assess charges with respect to any Program Investment for investment activity not in compliance with the terms of the Program, including the issuance of redemption checks in an amount in excess of the amount available for redemption, issuance of checks below the minimum redemption amount, or failure to maintain the minimum investment balance specified by the Company.

The Participating Investor will be charged for dishonored redemption checks and redemption checks on which a stop order has been placed, in an amount determined from time to time by the Company.

The Program shall be governed by and construed in accordance with the laws of the State of Michigan.